EXHIBIT  5.1



                                  March 9, 2000


Concurrent  Computer  Corporation
4375  River  Green  Parkway
Duluth,  Georgia  30096

Re:  Registration  Statement  on  Form  S-8

Ladies  and  Gentlemen:

     We have acted as counsel for Concurrent Computer Corporation (the "Company") in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement"), relating to the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of up to 378,983 shares of the Company's common stock, par value $.01 (the "Common Stock"), to be issued by the Company from time to time pursuant to options granted under the Vivid Technology, Inc. 1998 Equity Compensation Plan (the "Stock Plan") (all such shares and options are referred to herein as the "Shares" and "Options," respectively).

     As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

     For purposes of this opinion, we have assumed the following: (i) the Shares that may be issued upon exercise of the Options granted pursuant to the Stock Plan will continue to be duly authorized on the dates of such issuance and
(ii) on the date on which any Option is exercised, such Option will have been duly executed, issued and delivered by the Company and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.


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     Based upon the foregoing and subject to the limitations, qualifications and assumptions  set  forth  herein,  we  are  of  the  opinion  that:

     a.     The  Shares  are  duly  authorized;  and

     b. When the Shares are issued upon exercise of the Options granted pursuant the Stock Plan against payment therefor, as provided in the Stock Plan, such Shares will be validly issued, fully paid and nonassessable.

     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of Concurrent
Computer Corporation in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement.


                                   Very  truly  yours,

                                   /s/  King  &  Spalding

                                   King  &  Spalding


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